Exhibit 23
Consent of Independent Registered Public Accounting Firm
Lender Processing Services, Inc. Group Plans Committee:
We consent to the incorporation by reference in the Registration Statement (No. 333-152177) on Form S-8 of Lender Processing Services, Inc. of our report dated June 25, 2010, with respect to the statements of net assets available for benefits of Lender Processing Services Inc. 401(k) Profit Sharing Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the year ended December 31, 2009 and the period from July 2, 2008 to December 31, 2008, and the related supplemental schedules, Schedule H, Line 4a — Schedule of Delinquent Participant Contributions and Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2009, which report appears in the December 31, 2009 annual report for Form 11-K of the Lender Processing Services, Inc. 401(k) Profit Sharing Plan.
/s/ KPMG LLP
June 25, 2010
Jacksonville, Florida
Certified Public Accountants